100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Energy Suspends Construction
on Reynolds, Ind., Biorefinery

Company Cites Current Market Conditions; Expects to Resume in 2008

Brookings, S.D., Oct. 1, 2007 - VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced that it will suspend construction of its 110 million-gallon-per-year ethanol biorefinery in Reynolds, Ind., due to current market conditions. The company expects to resume construction in 2008, depending upon the return of more favorable market conditions.

“We believe it’s important to be mindful of the current market conditions and manage our business accordingly,” said Danny Herron, VeraSun Chief Financial Officer and Senior Vice President. “Given the abrupt change in market conditions that have seen ethanol prices drop nearly 50 cents per gallon in the last 60 days, it is prudent for us to adjust our current pace of expansion. Due to Reynold’s early stage of development, we believe it is wise to suspend investment until the market provides an acceptable return.”

VeraSun originally announced plans to build the Reynolds facility on April 18, 2007, and completed site grading and preparation work in August. VeraSun continues to expand its business with four facilities under construction in Hartley, Iowa, Welcome, Minn., Albion, Neb. and Bloomingburg, Ind.

“We have a large business that we are growing rapidly with four facilities continuing under construction,” said Don Endres, VeraSun Chairman and CEO. “We remain confident in the outlook for our industry and believe that with ethanol currently priced at a dollar less than gasoline, it provides a great value as a high-octane, clean-burning renewable fuel that will drive additional blending throughout the nation.”

About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, SD, is a leading producer of renewable fuel. The company has 450MMGY of production capacity through four operating ethanol production facilities in Aurora, SD, Fort Dodge, IA, Charles City, IA and Linden, IN. Five facilities are currently either under construction or development in Hartley, IA, Welcome, MN, Reynolds, IN, Albion, NE and Bloomingburg, OH. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately one billion gallons. The Company also has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.

The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85™. VE85™ is now available at more than 110 retail locations in 11 states and Washington, D.C. For more information, please visit VeraSun’s websites at www.verasun.com or www.VE85.com.

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VeraSun Contact(s):
Media:
Mike Lockrem
605-696-7527
mlockrem@verasun.com

Investor:
Patty Dickerson
605-696-7236
investor@verasun.com